Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. RAISES REVENUE GUIDANCE AND REDUCES NET LOSS GUIDANCE FOR 2012

Conference Call Scheduled for 10:00 am ET to Discuss Testim Co-Promotion Agreement with GlaxoSmithKline

Malvern, PA, (May 21, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) is raising its full year 2012 revenue guidance to a range of $293 to $315 million and is reducing its guidance for net loss to a range of $5 to $10 million.  The Company will be holding a conference call today, May 21, 2012, at 10:00 am ET to discuss the agreement for the Testim® U.S. co-promotion with GlaxoSmithKline LLC, the U.S. subsidiary of GlaxoSmithKline plc (LSE: GSK).

The Company’s previous and revised full year 2012 financial guidance is ($ millions):

	Previous	Revised

Total Revenue	$283 - $305	$293 - $315

Global Testim Revenues	$215 - $225	$225 - $235

Xiaflex:
U.S. Revenues	$55 - $65	$55 - $65
Ex-U.S. / Def. Rev	$13 - $15	$13 - $15
Total XIALEX	$68 - $80	$68 - $80

R&D Expense	$55 - $65	$55 - $65

S G & A Expense	$180 - $190	$180 - $190

Net Income (Loss)	$(5) - $(15)	$(5) - $(10)

“As a result of this morning’s announcement concerning the Testim U.S. co-promotion agreement, we are increasing Testim revenue guidance and trimming net loss guidance for 2012”  said Jim Fickenscher, Chief Financial Officer of Auxilium.  “While we have not changed our previously stated guidance for Selling, General & Administrative expense, it is likely that we will be near the top end of the range.”

Conference Call

The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until August 21, 2012.

Conference call details:

Date:	Monday, May 21, 2012
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-700-7173
Dial-in (International):	617-213-8838
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	38358052

About Low Testosterone

Testosterone and dihydrotestosterone (DHT), endogenous androgens, are responsible for normal growth and development of the male sex organs and for maintenance of secondary sex characteristics.  Male hypogonadism results from insufficient secretion of testosterone and is characterized by low serum testosterone concentrations. Symptoms associated with male hypogonadism include decreased sexual desire with or without impotence, fatigue and loss of energy, mood depression, regression of secondary sexual characteristics, and osteoporosis. Hypogonadism is a risk factor for osteoporosis in men.(1)

About Testim

Testim is a proprietary, clear, topical gel containing 1% testosterone, the same type of hormone that is produced by the human body. When applied once-daily to the upper arms and shoulders, clinical studies have shown that Testim helps restore and maintain testosterone levels. Once Testim is absorbed through the skin, it enters the bloodstream and helps return testosterone to normal levels.

Important Safety Information

Testim has not been clinically evaluated in males under 18 years of age. Virilization has been reported in children who were secondarily exposed to testosterone gel. Children should avoid contact with unwashed or unclothed application sites in men using testosterone gel. Healthcare providers should advise patients to strictly adhere to recommended instructions for use.

Androgens are contraindicated in men with carcinoma of the breast or known or suspected carcinoma of the prostate. Testim is not indicated for use in women, has not been evaluated for use in women, and must not be used in women.

For more important safety information regarding the use of Testim, please see the full Prescribing Information, including Boxed Warning, and Medication Guide at http://www.testim.com.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord.  GlaxoSmithKline LLC is expected to co-promote Testim with Auxilium in the U.S. beginning in the third quarter of 2012.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

Reference

(1)          Testim Prescribing Information http://www.testim.com/pdf/Testim_PI_Medication_Guide.pdf

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “should,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of Auxilium and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to whether: we will achieve 2012 financial results consistent with the guidance we have provided or Auxilium or GlaxoSmithKline will commence co-promotional activities when expected or will be successful in co-promoting Testim in the U.S.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium contact:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com